UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 17, 2004

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.06                                             Material Impairments

In accordance with Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), the management of Versant Corporation periodically evaluates the carrying value of goodwill and other intangible assets that it has acquired through acquisitions.  FAS 142 requires that goodwill and other intangibles be evaluated for potential impairment at least annually or in the event a “triggering event” occurs. Our most recent evaluation, which occurred in the course of preparing our balance sheet as of July 31, 2004 (the close of our third fiscal quarter), has indicated impairment in the carrying value of the goodwill and intangible assets related to our acquisition of Mokume Inc, in November 2002.

Additionally, information has recently come to our attention that indicates a reduction in the fair value of the intangible assets related to the catalog solutions business that were acquired as part of our merger with Poet Holdings, Inc. (“Poet”) in March 2004.

On August 20, 2004 Versant concluded that the impairment charges and reallocation of the Poet purchase price described below were required.

(a)                                  Goodwill and Intangible Assets Related to Our Acquisition of Mokume Inc.

Our Versant Real Time Framework product  (“VRTF”), launched in fiscal 2003, was based on technology we acquired through our November 2002 acquisition of Mokume Inc. VRTF is a data integration product that was designed to bridge the gap between a company’s conventional enterprise resource planning system and its execution functions, such as plant floor manufacturing and physical security systems. While Versant believes that the need exists in the marketplace for a product such as VRTF, the following factors were pertinent in our assessment that the goodwill and intangible assets associated with this product have been impaired:

•                  Versant’s primary operational focus since merging with Poet in March 2004 has been on integrating the two companies and leveraging their respective object database and data access product suites, with the goal of increasing Versant’s accessible market. We have determined that this objective requires priority and a greater dedication of resources within our organization such that we cannot distract or dilute our efforts in this regard by continuing with the more early stage real time initiative addressed by VRTF nor the investment in sales and engineering resources necessary to support this initiative.

•                  The VRTF business has failed to achieve the revenue assumptions we made in our discounted cash flow model to determine the carrying value of the Mokume goodwill and intangible assets. Our decision to reallocate sales and engineering resources in support of our object database and data access product lines make it unlikely that future revenue projections will be achieved.

•                  Certain founders of Mokume who joined Versant concurrent with our acquisition of Mokume are no longer employed by Versant.

Consequently, Versant will record a non-cash charge in our statement of operations for the three months ended July 31, 2004 of approximately $1,024,000, comprised of $317,000 in unamortized intangible assets and $707,000 of goodwill which represents the net book value of all recorded Mokume intangible assets as of July 31, 2004.

(b)                                 Intangible Assets Related to the Catalog Solutions Business Acquired in the Merger with Poet.

Based on our best estimates as of March 18, 2004 (the date we consummated our merger with Poet), in our accounting for the merger with Poet we allocated $3,100,000 of the purchase price to developed technology and customer relationships attributable to Poet’s catalog solutions business. Subsequent to consummation of the merger with Poet we have continued efforts begun by Poet prior to the merger to structure the investment in the catalog solutions business to better correspond with our assessment of its near term business outlook. In tandem with these efforts, we have also been investigating the possibility of identifying a strategic partner or acquiror for this non-core element of Versant’s business and have been in contact with third parties for whom the catalog solutions business is more strategically aligned. To date, no agreement with any third party has been executed and the Company is committed to continuing operation of the catalog solutions business should a sale not occur.

However, our discussions with third parties have given us a better indication of the potential value of our catalog solutions business were it to be sold in an arm’s length transaction, and consequently we will reduce the carrying value of identifiable intangible assets attributable to the catalog solutions business by approximately $1,437,000 on our balance sheet as of July 31, 2004, to bring the carrying value of these assets down to approximately $1,500,000. The offset to this reduction will be to reflect an increase to goodwill resulting from the preliminary allocation of the purchase price associated with the Poet transaction. Accordingly, this will not impact the company’s income statement for the three months ended July 31, 2004 nor our cash balance at July 31, 2004.

Item  4.02                                        Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Upon reviewing our purchase accounting surrounding the merger with Poet Holdings, Inc., and the associated conversion of our Series A preferred stock, we concluded on August 17, 2004, that our report on Form 10-Q for the quarter ended April 30, 2004 contained the following incorrect assumptions and interpretations:

•                  When we originally issued our Series A preferred stock in July 1999 we should have recognized a beneficial conversion discount in the amount of $2,859,650 for the three and nine months ended September 30, 1999, because the preferred stock was immediately convertible at its issuance date at a conversion price below the then market price of our common stock. This would not have impacted reported net income but would have resulted in an increase in the net loss applicable to common shareholders of $2,859,650 for the three and nine months ended September 30, 1999 with a corresponding increase in reported net loss per share applicable to common shareholders.  As a result, accumulated deficit and common stock in our report on Form 10-Q for the quarter ended April 30, 2004 were understated by $2,859,650. This adjustment has no impact on reported earnings for the three months or six months ended April 30, 2004 and no impact on shareholders’ equity in total.

•                  For the three and six months ended April 30, 2004, the deemed dividend to preferred shareholders and related net loss and net loss per share available to common shareholders that resulted from the March 2004 induced conversion of all the Company’s preferred stock in connection with the Poet merger were understated.  The Company originally recorded a deemed dividend of $1,871,000 for the three and six months ended April 30, 2004, however, under the provisions of EITF Topic D-42, the deemed dividend should have been recorded in the amount of approximately $2,422,000 for the three and six months ended April 30, 2004.   Accordingly, the Company understated the deemed dividend to preferred shareholders and net loss available to common shareholders by $551,000 for the three and six months ended April 30, 2004. This would have increased the reported net loss per share available to common shareholders by three cents per share for the three and six months ended April 30, 2004. There is no impact on the reported shareholders’ equity in total.

•                  As of the filing date of our report on Form 10-Q for the quarter ended April 30, 2004, we were still engaged in the process of performing the necessary calculations to determine the intrinsic value of the unvested options we assumed in the Poet merger.  We have since completed our analysis and determined that approximately $701,000 of deferred compensation cost was originally required to be re-allocated out of goodwill to deferred compensation. This amount will be amortized to compensation expense in accordance with the vesting terms of the related options. For the three months ended April 30, 2004, approximately $23,000 should have been recognized as non-cash compensation expense.

•                  Upon further review of our capitalized deal costs surrounding the Poet merger we have determined that we mistakenly classified as a component of purchase price, severance expense related to certain Versant employees who were terminated as a result of our merger with Poet. In accordance with EITF 95-3, only such costs that are related to employees of the acquired company may be capitalized. The result of this misclassification is that our second quarter 2004 operating expenses were understated, and goodwill overstated, by approximately $253,000. This would then have increased the reported net loss per share available to common shareholders by one cent per share for the three and six months ended April 30, 2004, respectively.

Versant’s Board of Directors and Audit Committee members have discussed with Versant’s independent accountants the foregoing matters disclosed in this Item 4.02.

The following tables summarize the impact of the adjustments described above in this Item 4.02:

Condensed Consolidated Statements Of Operations

(Amounts Approximate and In Thousands, Except Per Share Amounts)

	Three Months Ended 4/30/04			Six Months Ended 4/30/04
	Previously Reported	Adjustment	Revised Amount	Previously Reported	Adjustment	Revised Amount
	$	$	$	$	$	$
Operating Expenses	4,992	276	5,268	8,924	276	9,200
Net Loss	(2,072)	(276)	(2,348)	(1,467)	(276)	(1,743)

Deemed Dividend To Preferred Shareholders	(1,871)	(551)	(2,422)	(1,871)	(551)	(2,422)

Net Loss Available To Common Shareholders	(3,943)	(827)	(4,770)	(3,338)	(827)	(4,165)

Basic and Diluted Net Loss per Share Available To Common Stockholders	(0.16)		(0.20)	(0.17)		(0.21)

Condensed Consolidated Balance Sheets

(Amounts Approximate and In Thousands)

	As Of April 30, 2004
	Previously Reported	Adjustment	Revised Amount
	$	$	$
Goodwill	15,883	(954)	14,929

Total Assets	39,275	(954)	38,321

Common Stock	90,501	3,411	93,912
Deferred Compensation	—	(678)	(678)
Accumulated Deficit	(60,047)	(3,687)	(63,734)

Accumulated Other Comprehensive Loss	(53)	—	(53)

Total Shareholders’ Equity	30,401	(954)	29,447

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: August 25, 2004	By: /s/ Lee McGrath
Lee McGrath, Chief Financial Officer